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                          THE CHALONE WINE GROUP, LTD.
           Exhibit 11 - Statement re Computation of Earnings Per Share



                                                                     Year ended December 31,
                                                     --------------------------------------------------------
                                                          1995                1994                 1993
                                                     ----------------    ----------------     ----------------

         Net (loss) income.........................  $      206,607      $       20,184       $     (690,779)
         Adjustment for interest expense (net of
             income tax):
             Convertible Debentures: 1
                5% due 1999........................         659,000             727,000              727,000
                                                    ----------------    ----------------     ----------------
         Adjusted net (loss) income................  $      865,607      $      747,184       $       36,221

         Weighted average shares outstanding:
             Common shares.........................       5,299,766           4,826,094            4,383,209
             Common equivalent shares:
                Stock options and warrants, net of
                   treasury stock purchases........          --                  --                   --
                                                    ----------------    ----------------     ----------------
                Weighted average shares outstanding
                   as adjusted (primary earnings
                   per share)......................       5,299,766           4,826,094            4,383,209
             Contingent issuances:
                Convertible Debentures: 1
                   5% due 1999 ....................         967,301           1,997,555            1,997,555
                                                    ----------------    ----------------     ----------------
                Weighted average shares outstanding
                   as adjusted (fully diluted
                   earnings per share).............       6,267,067           6,823,649            6,380,764
         Net income (loss) per common and common
             equivalent share......................      $      .04           $     .00            $    (.16)
         Net income (loss) per common share
             assuming full dilution................      $      .14           $     .11            $     .01



- --------
1 This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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